As filed with the Securities and Exchange Commission on January 25, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMMERCE BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Missouri	43-0889454
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Walnut
Kansas City, Missouri 64106
(816) 234-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. DANIEL STINNETT, ESQ.
Vice President, Secretary and General Counsel
Commerce Bancshares, Inc.
1000 Walnut
Kansas City, Missouri 64106
(816) 234-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

DENNIS P. WILBERT, ESQ.
Blackwell Sanders Peper Martin LLP
4801 Main Street, Suite 1000
Kansas City, Missouri 64112
(816) 983-8124
Fax: (816) 983-8080

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered	Price per Unit	Offering Price (1)	Fee (2)
Common Stock, $5.00 Par Value, to be offered for resale by selling stockholders	387,888	Not applicable	$18,851,356.80	$25.32

(1)	Based upon the average of the high and low sales prices of the common stock as reported by The Nasdaq Stock Market on January 23, 2007, estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.
(2)	On January 18, 2007, the Registrant paid a filing fee of $1,991.78 in connection with a Registration Statement on Form S-3, File No. 333-140053. That Registration Statement was withdrawn by the Registrant on January 24, 2007, with none of the shares being sold thereunder. Accordingly, pursuant to Rule 457(p) under the Securities Act of 1933, as amended, the Registrant is offsetting the total amount of the filing fee against the $2,017.10 that would otherwise be due as the registration fee.

PROSPECTUS

387,888 Shares

COMMERCE BANCSHARES, INC.

COMMON STOCK

This prospectus relates to the resale of 387,888 shares of our common stock that may be offered or sold from time to time by the selling shareholders identified on page 3 of this prospectus (the “Selling Shareholders”). The Selling Shareholders will sell the shares as described in the section of this prospectus entitled “Plan of Distribution.” We will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholders.

Our common stock is traded on The Nasdaq Stock Market under the symbol “CBSH.”

We will not receive any part of the proceeds from the sale of the shares covered by this prospectus. We have agreed to pay certain registration expenses in connection with the offering (excluding brokerage commissions) estimated at approximately $18,025.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 25, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (“SEC” or the “Commission”) utilizing a “shelf registration” process. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of the common stock. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained in this prospectus is correct as of any time after the date of this prospectus.

In this prospectus, “Commerce Bancshares, Inc.,” “Commerce,” “the Company,” “the Registrant,” “we,” “us,” or “our” refer to Commerce Bancshares, Inc. and its subsidiaries.

You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information” in this prospectus. The registration statement that contains this prospectus and the exhibits to that registration statement contain additional important information about us and the securities offered under this prospectus. Specifically, we have filed certain legal documents that control the terms of the securities as exhibits to the registration statement. We may file certain other legal documents that control the terms of the securities as exhibits to reports we file with the SEC. That registration statement and the other reports can be read at the SEC’s website or at the SEC offices mentioned under the heading “Where You Can Find More Information,” or can be obtained by writing or telephoning us at the following address and telephone number:

Commerce Bancshares, Inc.
Attention: Corporate Finance
1000 Walnut
P.O. Box 13686
Kansas City, Missouri 64106
(816) 234-2000

SUMMARY OF OUR BUSINESS

Commerce Bancshares, Inc., a bank holding company as defined in the Bank Holding Company Act of 1956, as amended, was incorporated under the laws of Missouri on August 4, 1966. Commerce presently owns all of the outstanding capital stock of three national banking associations. One bank is limited in its activities to the issuance of credit cards. The remaining two banking subsidiaries engage in general banking business, providing a broad range of retail, corporate, investment, trust and asset management products and services to individuals and businesses. Commerce also owns, directly, or through its banking subsidiaries, various non-banking subsidiaries. Their activities include owning real estate leased to Commerce’s banking subsidiaries, underwriting credit life and

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credit accident and health insurance, selling property and casualty insurance (relating to consumer loans made by the banking subsidiaries), venture capital investment, securities brokerage, mortgage banking and leasing activities. The total assets of Commerce on a consolidated basis, as of December 31, 2005, were approximately $13.9 billion and net income for the year ended December 31, 2005, was approximately $223.2 million, and for the nine months ended September 30, 2006, was approximately $162.8 million.

Our executive offices are located at 1000 Walnut, Kansas City, Missouri 64106, and our telephone number is (816) 234-2000. Our website is located at www.commercebank.com. Information contained on our website is not a part of this prospectus.

USE OF PROCEEDS

This prospectus relates to the offer and sale of our common stock by the Selling Shareholders. We will not receive any proceeds from the sale of the shares. We are obligated to pay all expenses related to the registration of the shares, including filing fees, printing fees, and expenses of our legal counsel and other experts, but not including any underwriting discounts and commissions which will be paid by the Selling Shareholders.

SELLING SHAREHOLDERS

All of the shares offered hereby are held of record by the Selling Shareholders named below. The shares were initially acquired on September 1, 2006 by the Selling Shareholders in a merger of West Pointe Bancorp, Inc. into CBI-Kansas, Inc. a wholly-owned subsidiary of Commerce. Subsequent to the merger, we declared a 5% stock dividend per share of our common stock held of record as of November 29, 2006, which was paid to our shareholders on December 13, 2006. The following table sets forth the number of shares of our common stock beneficially owned and the percentage of ownership by each Selling Shareholder as of the date hereof, the number of shares offered hereby, the number of shares of common stock that will be beneficially owned and the percentage of ownership by each Selling Shareholder after the completion of this offering, assuming the sale of all shares offered and no other changes in beneficial ownership. The information is based on information provided by or on behalf of the Selling Shareholders. None of the Selling Shareholders have within the past three years held a position or office, or had any other material relationship, with us.

	Shares Beneficially				Shares Beneficially
	Owned Prior to				Owned After
	the Offering			Shares Offered by	the Offering(1)
Selling Shareholder	Number	Percent		this Prospectus	Number	Percent

Terry W. Schaefer(2)	45,453		*	45,453	—	—
Harry E. Cruncleton(3)	68,995		*	68,995	—	—
William C. Allison(4)	32,301		*	32,301	—	—
David G. Embry(5)	83,385		*	83,385	—	—
Charles G. Kurrus, III(6)	26,822		*	26,822	—	—
Edward J. Szewczyk(7)	36,363		*	36,363	—	—
Wayne W. Weeke(8)	45,367		*	45,367	—	—
Bruce A. Bone(9)	8,051		*	8,051	—	—
Robert G. Cady(10)	8,575		*	8,575	—	—
Bonnie M. Hettenhausen(11)	2,856		*	2,856	—	—
Quinten E. Spivey(12)	2,401		*	2,401	—	—
Albert M. Miller(13)	6,165		*	6,165	—	—
Anthony T. Holdener, Jr.(14)	601		*	601	—	—
Jack B. Haydon(15)	20,553		*	20,533	—	—

	387,888			387,888

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*	Represents less than 1% of the outstanding shares of Commerce.

(1)	Assumes that all shares included in this prospectus held before the commencement of the offering are sold and that the Selling Shareholders do not acquire any additional shares of our common stock.

(2)	Includes 16,534 shares over which Mr. Schaefer has sole beneficial ownership, 28,919 shares over which Mr. Schaefer has shared beneficial ownership.

(3)	Includes 68,995 shares over which Mr. Cruncleton has shared beneficial ownership.

(4)	Includes 22,733 shares over which Mr. Allison has sole beneficial ownership, 9,568 shares over which Mr. Allison has shared beneficial ownership.

(5)	Includes 83,385 shares over which Mr. Embry has sole beneficial ownership.

(6)	Includes 25,091 shares over which Mr. Kurrus has sole beneficial ownership, 1,731 shares over which Mr. Kurrus has shared beneficial ownership.

(7)	Includes 36,363 shares over which Dr. Szewczyk has sole beneficial ownership.

(8)	Includes 36,538 shares over which Mr. Weeke has sole beneficial ownership, 8,829 shares over which Mr. Weeke has shared beneficial ownership.

(9)	Includes 991 shares over which Mr. Bone has sole beneficial ownership, 7,060 shares over which Mr. Bone has shared beneficial ownership.

(10)	Includes 2,403 shares over which Mr. Cady has sole beneficial ownership, 6,172 shares over which Mr. Cady has shared beneficial ownership.

(11)	Includes 1,037 shares over which Ms. Hettenhausen has sole beneficial ownership and 1,819 shares over which Ms. Hettenhausen has shared beneficial ownership.

(12)	Includes 1,004 shares over which Mr. Spivey has sole beneficial ownership, 1,397 shares over which Mr. Spivey has shared beneficial ownership.

(13)	Includes 6,165 shares over which Mr. Miller has shared beneficial ownership.

(14)	Includes 601 shares over which Mr. Holdener has shared beneficial ownership.

(15)	Includes 20,553 shares over which Mr. Haydon has shared beneficial ownership.

PLAN OF DISTRIBUTION

Each of the Selling Shareholders may offer and sell shares offered by this prospectus from time to time and may also decide not to sell any or all of the shares he or she is allowed to sell under this prospectus. Each of the Selling Shareholders may sell any or all of the shares covered hereby on any stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use one or more of the following methods when selling shares:

•	privately-negotiated transactions;

•	ordinary brokerage transaction in which a broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	a combination of any of the above methods; or

•	any other method permitted by applicable law.

The Selling Shareholders may sell at market prices at the time of the sale, at prices related to the market price or at negotiated prices. The Selling Shareholders will act independently of us and each other in making the decisions with respect to the timing, manner of sale and number of shares to be sold. The Selling Shareholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended.

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We have no basis for estimating either the number of shares of our common stock that will ultimately be sold by the Selling Shareholders or the prices at which such shares will be sold.

LEGAL MATTERS

The validity of the shares of Commerce common stock represented by this prospectus will be passed upon for Commerce by Blackwell Sanders Peper Martin LLP.

EXPERTS

The consolidated financial statements of Commerce Bancshares, Inc. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been audited by KPMG LLP, and have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Commerce with the SEC are incorporated by reference in and made a part of this prospectus:

•	Commerce’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

•	Commerce’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006.

•	Commerce’s Current Reports on Form 8-K filed with the SEC on January 12, 2006, February 23, 2006, April 7, 2006, April 12, 2006, April 14, 2006, July 12, 2006, September 1, 2006, October 18, 2006, December 6, 2006, and January 16, 2007 (other than the portions of those documents not deemed to be filed).

•	The description of our common stock contained in a registration statement filed pursuant to Section 12 of the Exchange Act and all amendments and reports filed by us to update that description.

We are also incorporating by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than the portions of these documents not deemed to be filed). These documents will be deemed to be incorporated by reference in this prospectus and to be a part of it from the date they are filed with the SEC. You may obtain at no cost a copy of these filings, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus or in a document incorporated by reference herein, on our website at www.commercebank.com or by writing or telephoning: Commerce Bancshares, Inc., 1000 Walnut, P.O. Box 13686, Kansas City, MO 64106, Attention: Corporate Finance; Telephone Number: (816) 234-2000.

WHERE YOU CAN FIND MORE INFORMATION

Commerce files annual, quarterly, current reports, and amendments thereto, proxy statements with the SEC. You may read and copy any material we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Commerce’s SEC filings are also available to the public from commercial retrieval services and at the website maintained by the SEC at http://www.sec.gov.

The reports and other information filed by Commerce with the SEC are also available on Commerce’s internet Web site at http://www.commercebank.com. Except as specifically incorporated by reference into this document, information on those websites is not part of this document.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses in connection with the distribution of the securities covered by the registration statement of which this prospectus is a part. We will bear all of these expenses.

Registration fee under the Securities Act	$25*
Printing costs	$5,000
Accounting fees and expenses	$4,000
Legal fees and expenses	$7,000
Miscellaneous	$2,000

Total	$18,025

*	On January 18, 2007, the Registrant paid a filing fee of $1,991.78 in connection with a Registration Statement on Form S-3, File No. 333-140053. That Registration Statement was withdrawn by the Registrant on January 24, 2007, with none of the shares being sold thereunder. Accordingly, pursuant to Rule 457(p) under the Securities Act of 1933, as amended, the Registrant is offsetting the total amount of the filing fee against the $2,017.10 that would otherwise be due as the registration fee.

Item 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 351.355.1 of the MGBCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 351.355.2 of the MGBCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 351.355.8 of the MGBCL provides, in general, that a corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the law.

Section 351.355.7 of the MGBCL also permits any person who is or was a director, officer, employee or agent, or to any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to seek indemnification under any applicable bylaw, agreement, vote of shareholders or otherwise.

There is also in effect a bylaw provision entitling officers and directors to be indemnified by Commerce from and against any and all of the expenses, liabilities or other matters covered by said provision.

Item 16.	EXHIBITS

*5	Opinion of Blackwell Sanders Peper Martin, LLP
*23(a)	Consent of Blackwell Sanders Peper Martin, LLP (included as part of 5)
*23(b)	Consent of KPMG LLP
*24	Power of Attorney

*	Filed herewith

Item 17.	UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the undersigned Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 15 of this registration statement or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on January 25, 2007.

COMMERCE BANCSHARES, INC.

By:	/s/ J. Daniel Stinnett
J. Daniel Stinnett
Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 25, 2007.

Signature	Title

* David W. Kemper	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer) and Director

* A. Bayard Clark	Chief Financial Officer (Principal Financial Officer)

* Jeffery D. Aberdeen	Controller (Principal Accounting Officer)

* John R. Capps	Director

* W. Thomas Grant, II	Director

* James B. Hebenstreit	Director

* Jonathan M. Kemper	Director

* Seth M. Leadbetter	Director

* Thomas A. McDonnell	Director

* Terry O. Meek	Director

Signature	Title

* Benjamin F. Rassieur III	Director

* Andrew C. Taylor	Director

* Mary Ann Van Lokeren	Director

* Robert H. West	Director

By: /s/ J. Daniel Stinnett J. Daniel Stinnett Attorney-in-Fact as attorney-in-fact for the above officers and directors marked by an asterisk